Exhibit 2

Nancy Kane
Senior Associate Counsel

        December 29, 2003

Protective Life Insurance Company
2801 Highway 280 South
Birmingham, Alabama 35223

Gentlemen:

        With respect to the registration statement on Form S-6 to be filed by Protective Life Insurance Company (the "Company") and Separate Account VL (the "Account") with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended, joint survivorship flexible premium variable life insurance policies (the "Policies"), I have examined such documents and such law as I considered necessary and appropriate, and on the basis of such examination, it is my opinion that:

          1.     The Company is a corporation duly organized and validly existing as a stock life insurance company under the laws of the State of Tennessee and is duly authorized by the Department of Commerce and Insurance of the State of Tennessee to issue the Policies.

          2.     The Account is a duly authorized and existing separate account established pursuant to the provisions of Section 23-81-402 of the Arkansas Code.

          3.     To the extent so provided under the Policies, that portion of the assets of the Account equal to the reserves and other contract liabilities with respect to the Account will not be chargeable with liabilities arising out of any other business that the Company may conduct.

          4.     The Policies, when issued as contemplated by the Form S-6 registration statement, will constitute legal, validly issued and binding obligations of the Company.

        I hereby consent to the filing of this opinion as an exhibit to this Form S-6 registration statement for the Policies and the Account.

                      Sincerely,

                      /s/ Nancy Kane

                      Nancy Kane, Esq.